Exhibit 99.1

Straight Path Communications Reports Results for Fourth Quarter and Year End Fiscal 2016

GLEN ALLEN, VA — October 7, 2016 — Straight Path Communications Inc. (“SPCI”) (NYSE MKT: STRP), a communications asset company, announced today operating results for its fourth quarter of fiscal 2016, and its full fiscal year, ended July 31, 2016. Straight Path holds and leases an extensive portfolio of 39 GHz and LMDS wireless spectrum licenses with deep coverage across the entire United States, is developing next generation wireless technology, and owns an intellectual property portfolio focused on communications over computer networks.

Q4 and Fiscal Year 2016 Highlights

(In millions of USD)	FY 2016 Q4	FY 2016 Q3	FY 2015 Q4	FY 2016	FY 2015
Total Revenues	$0.1	$0.2	$2.8	$2.2	$13.2
Total Costs and Expenses	$4.0	$2.1	$4.2	$11.2	$13.0
Income (Loss) from Operations	$(3.9)	$(1.9)	$(1.4)	$(9.1)	$0.3
Other Income	$0.0	$0.0	$0.3	$0.4	$0.4
Income (Taxes) Tax Benefit	$0.0	$0.0	$(2.7)	$0.0	$(2.7)
Net Income (Loss) Attrib. to SPCI	$(3.8)	$(1.8)	$(3.2)	$(8.3)	$(2.0)

Some items in the table may not foot correctly due to rounding

Q4 Fiscal 2016 Highlights

●	Total Revenues of $0.1 million compared to $0.2 million in the prior fiscal quarter, all Q4 revenue is derived from spectrum leasing activity.

●	Loss from Operations of $3.9 million compared to Loss from Operations of $1.9 million in the prior fiscal quarter. This loss includes of $407 thousand of R&D expenses and $855 thousand towards equipment for marketing to new spectrum lessees.

●	Net Loss attributable to SPCI of $3.8 million compared to $1.8 million Net Loss attributable to SPCI in the prior fiscal quarter.

●	Cash/cash equivalents of $11.4 million at July 31, 2016, down by $1.8 million from the prior quarter close.

●	The Federal Communications Commission (“FCC”) adopted rules for 5G mobility including 28 GHz and 39 GHz spectrum favorable to Straight Path’s announced goals for the rules.

●	Straight Path’s Gigabit Mobility Lab demonstrated a prototype of its 39 GHz transceiver in a successful indoor test.

Fiscal Year 2016 Highlights

●	Total revenues were $2.2 million for the year, versus revenues of $13.2 million in fiscal 2015, including the recognition of revenue from Straight Path IP Group (“SPIPG”) licensing and settlement agreements entered into in fiscal 2014 and early fiscal 2015.

●	Loss from Operations was $9.1 million, versus Income from Operations of $0.3 million in fiscal 2015, primarily due to the decline of SPIPG’s allocated revenue from $12.8 million in fiscal year 2015 to $1.7 million in fiscal 2016, and additional spending in fiscal 2016, including: $1.3 million of R&D, $855 thousand towards equipment for marketing to new spectrum lessees, and $1.4 million for litigation and regulatory enforcement matters.

●	Net Loss attributable to SPCI of $8.3 million compared with a Net Loss attributable to SPCI of $2.0 million in fiscal 2015.

●	SPIPG prevailed in its appeal to the U.S. Court of Appeals for the Federal Circuit (the “CAFC”), and subsequently in the Inter Partes Review on remand at the Patent Trial and Appeal Board (the “PTAB”).

Management Comments

Davidi Jonas, Chief Executive Officer of Straight Path commented, “I am proud to announce that Straight Path delivered on its strategic objectives and adhered to its mission. We realized value and continue to operate efficiently in the face of serious challenges. We made progress in several key areas for our business:

●	The FCC released its Upper Microwave Flexible Use (“UMFU”) Report and Order on July 14, 2016. The Report and Order adopted rules in line with Straight Path’s goals and advocacy, including: flexible use rights for incumbents; repacking the 39 GHz band; 200 MHz channel sizes; partial economic areas instead of counties; setting the next substantial service demonstration to 2024; access to the band for satellite in a manner that protects terrestrial services; and technical rules that allow for wide area coverage.

●	Our Gigabit Mobility Lab in Plano, Texas demonstrated a prototype 39 GHz 5G transceiver. We plan to follow with an outdoor demo in the coming months, and continue development toward a commercial product.

●	Spectrum lease revenue is trending upwards, primarily due to new point-to-multipoint (“PMP”) sector leases, and we expect continued quarter over quarter growth.

●	CBNL has achieved its primary milestones to accelerate the development of 39 GHz PMP radios, and expects to conduct live prototype trials in the field with U.S. customers in November and December, with a commercial product expected in early 2017.

●	In anticipation of PMP radios at 39 GHz, we engaged customers across the country to initiate them into deploying 39 GHz using readily available equipment. There are currently lessees operating on channels covering over 90% of our spectrum holdings as calculated by MHz-Pops.

●	Following the conclusion of the independent investigation we commissioned, we disclosed the findings, including to the FCC. The FCC has commenced an investigation, and we plan to continue to cooperate fully. While we cannot foretell how long the investigation will take nor what the outcome will be, we hope that the investigation will be brought to a satisfactory resolution in as short a time as is practicable.

Mr. Jonas added, “Straight Path IP Group successfully appealed the PTAB’s decision to the CAFC, and subsequently the PTAB upheld the CAFC’s determination. Our enforcement and licensing may continue to be stayed as some of the parties appeal the PTAB’s decisions to the CAFC. In the coming weeks and months, we intend to move forward with attempts at resolution and/or furthering the progress of our cases. We have had no new settlements since the first quarter of fiscal 2015, and the revenue from the prior efforts were fully recognized in Q1 Fiscal 2016.”

Mr. Jonas concluded, “We are energized by our progress to date, while still cognizant of the challenges we face. As we look to the future, we hope to continue to deliver on our strategic objectives and generate increased value for our stockholders.”

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Investor Conference Call

Straight Path will host a conference call this afternoon, Friday, October 7th at 4:15pm EDT to provide a business update. To participate, please call 1-855-327-6837 from the U.S. or +1-631-891-4304 internationally and request to join the Straight Path Communications Inc. earnings call. The conference call will also be available via a listen-only webcast by accessing the Investors section of Straight Path Communications’ website, www.straightpath.com/investors. A replay of the conference call will also be available approximately two hours after completion of the live conference call at www.straightpath.com/investors. A telephonic replay of the call will be available until October 13, 2016. To access the replay, please dial: 1-844-512-2921 from the U.S. or +1-412-317-6671 internationally. Participants must use the following code to access the replay of the call: 10001789.

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About Straight Path Communications Inc. (STRP)

Straight Path (NYSE MKT: STRP) holds, leases, and markets its extensive holdings of 39 GHz and 28 GHz wireless spectrum licenses through its Straight Path Spectrum subsidiary. Straight Path is developing next generation wireless technology through its Straight Path Ventures subsidiary. Straight Path holds, licenses, and conducts other business related to certain patents through its Straight Path IP Group subsidiary. Additional information is available on Straight Path’s website: www.straightpath.com.

Safe Harbor

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words "believe," "anticipate," "expect," "plan," "intend," "estimate, "target" and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our Annual Report on Form 10-K for the fiscal year ended July 31, 2015 and our other periodic filings with the SEC (under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations"). We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact: Yonatan Cantor, Straight Path Communications Inc. 804-433-1523 yonatan.cantor@straightpath.com

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STRAIGHT PATH COMMUNICATIONS INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands)

	July 31, 2016	July 31, 2015

Assets
Current assets:
Cash and cash equivalents	$11,361	$18,620
Trade accounts receivable, net of allowance for doubtful accounts of $0 and $0, respectively	40	82
Prepaid expenses and other current assets	1,627	273
Prepaid expenses - related to settlements and licensing	-	783
Total current assets	13,028	19,758
Intangible assets	365	365
Other assets	104	115
Total assets	$13,497	$20,238

Liabilities and Equity
Current liabilities:
Trade accounts payable	$683	$238
Accrued expenses	1,042	828
Deferred revenue	73	1,646
Income taxes payable	225	225
Total current liabilities	2,024	2,937
Deferred revenue - long-term portion	92	105
Total liabilities	2,116	3,042
Commitments and contingencies
Equity
Straight Path Communications Inc. stockholders’ equity:
Preferred stock, $0.01 par value; 3,000 shares authorized; no shares issued and outstanding	-	-
Class A common stock, $0.01 par value; 2,000 shares authorized; 787 shares issued and outstanding	8	8
Class B common stock, $0.01 par value; 40,000 shares authorized; 11,431 and 11,308 shares issued, 11,391 and 11,266 shares outstanding as of July 31, 2016 and July 31, 2015	114	113
Common stock to be issued; 0 and 60,000 shares	-	1,495
Additional paid-in capital	21,589	17,316
(Accumulated deficit) retained earnings	(8,225)	72
Treasury stock, 40 and 42 shares at cost at July 31, 2016 and July 31, 2015	(428)	-
Total Straight Path Communications Inc. stockholders’ equity	13,058	17,041
Noncontrolling interests	(1,677)	(342)
Total equity	11,381	16,699
Total liabilities and equity	$13,497	$30,439

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STRAIGHT PATH COMMUNICATIONS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, except per share amounts)

	Year Ended July 31,
	2016	2015	2014

Revenues	$2,156	$13,240	$4,796

Costs and expenses:
Direct cost of revenues	933	6,043	2,487
Research and development	1,286	-	-
Selling, general and administrative	9,024	6,931	3,001

Total costs and expenses	11,243	12,974	5,488

(Loss) income from operations	(9,087)	266	(692)

Other income:
Interest income	39	38	22
Other income	398	334	-
Income from IDT Corporation payments of liabilities	-	-	386

Total other income	437	372	408

(Loss) income before income taxes	(8,650)	638	(284)
Provision for (income taxes) income tax benefits	4	(2,714)	2,353

Net (loss) income	(8,646)	(2,076)	2,069
Net loss (income) attributable to noncontrolling interests	349	111	(32)

Net (loss) income attributable to Straight Path Communications Inc.	$(8,297)	$(1,965)	$2,037

Earnings (loss) per share attributable to Straight Path Communications Inc. stockholders:
Basic	$(0.70)	$(0.17)	$0.19

Diluted	$(0.70)	$(0.17)	$0.18

Weighted-average number of shares used in calculation of earnings (loss) per share:
Basic	11,871	11,457	10,667

Diluted	11,871	11,457	11,267

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STRAIGHT PATH COMMUNICATIONS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	Year Ended July 31,
	2016	2015	2014

Operating activities:
Net (loss) income	$(8,646)	$(2,076)	$2,069
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Common stock issued or to be issued for compensation	2,737	3,347	746
Stock-based compensation	32	-	12
Issuance of treasury shares for 401K match	52	-	-
Gain from sale of patent	-	(35)	-
Deferred income taxes	-	2,809	(2,809)
Changes in assets and liabilities:
Trade accounts receivable, net	42	(21)	(1)
Prepaid expenses and other current assets	(1,354)	(181)	(2)
Prepaid expenses - related to settlements and licensing	783	4,977	(5,760)
Other assets	11	20	104
Trade accounts payable	446	238	(1)
Accrued expenses	214	(538)	(139)
Due to IDT Corporation	-	(6)	6
Deferred revenue	(1,586)	(10,179)	11,535
Income taxes payable	-	(245)	455
Net cash (used in) provided by operating activities	(7,269)	(1,890)	6,215

Investing activities:
Purchase of intangibles	-	(15)	-
Proceeds from sale of patent	-	35	-
Net cash provided by investing activities	-	20	-

Financing activities:
Common stock issued upon exercise of stock options	10	68	17
Sale of treasury stock	-	65	-
Dividends paid to stockholders of noncontrolling interests	-	(875)	-
Net cash provided by (used in) financing activities	10	(742)	17

Net (decrease) increase in cash and cash equivalents	(7,259)	(2,612)	6,232
Cash and cash equivalents at beginning of year	18,620	21,232	15,000
Cash and cash equivalents at end of year	$11,361	$18,620	$21,232

Supplemental schedule of noncash activities
Common stock repurchased for withholding tax purposes	$-	$545	$-
Reversal of prior period related party payables	$-	$513	$-

Supplemental cash flow information
Cash paid during the year for income taxes	$15	$119	$-

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